Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-195042) of Reven Housing REIT, Inc. (the “Company”) of our report dated March 24, 2017 with respect to the consolidated financial statements of the Company included in this Annual Report (Form 10-K) for the years ended December 31, 2016 and 2015.

/s/ Squar Milner LLP

Newport Beach, California

March 24, 2017